Exhibit 10.15

EXECUTION COPY

AMENDED AND RESTATED

INTELLECTUAL PROPERTY LICENSE AND DATA ACCESS AGREEMENT

THIS AMENDED AND RESTATED INTELLECTUAL PROPERTY LICENSE AND DATA ACCESS AGREEMENT (this “Agreement”) is made and entered into effective as of June 27, 2013, by and between The Advisory Board Company, a Delaware corporation (“ABCO”), and Evolent Health, Inc. (f/k/a VPHealth, Inc.), a Delaware corporation (“Evolent”) (each, a “Party”, and collectively, the “Parties”).

RECITALS WHEREAS, ABCO and Evolent entered into an Intellectual Property License and Data Access Agreement (the “Original Agreement”), effective as of August 31, 2011 (the “Effective Date”), when UPMC (“UPMC”) and ABCO agreed to form Evolent pursuant to, among other things, that certain Master Agreement among Evolent, UPMC, and ABCO (the “Master Agreement”);

WHEREAS, since entering into the Original Agreement, Evolent and ABCO have continued to explore ways to improve the efficiency and implementation of their relationship; and

WHEREAS, as a result of the foregoing efforts, the Parties have agreed to amend and restate the Original Agreement as set forth in this Agreement.

NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. DEFINITIONS. For purposes of this Agreement:

1.1 “Affiliate” means any Person which Controls, is Controlled by, or is in common Control with, another Person.

1.2 “Change of Control” with respect to any entity means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the subject entity, the entity’s shares representing more than fifty percent (50%) of the outstanding voting power of such entity.

1.3 “Confidential Information” means any and all technical and non-technical information, whether conveyed verbally, in writing, electronically or by any other means, including, but not limited to, trade secrets, source code, technology, know-how and proprietary information, techniques, plans or any other information relating to any research project, analysis, work in process, future development, scientific, engineering, marketing or business plans or financial, contractual or personnel matters relating to either Party or its present or future products, services, sales, suppliers, identity of and information relating to customers and prospective customers, customer or prospect list, prospective employees, investors or affiliates or other proprietary information disclosed or otherwise supplied in confidence by either Party to the other, to the extent that such information is provided pursuant to this Agreement by one Party to the other Party and is marked “confidential” or “proprietary” or that should be reasonably understood by the Receiving Party (based on the nature of the information or the context in which the information is disclosed) should be considered confidential. Confidential Information will not include information to the extent that: (a) such information is or becomes publicly available other than through any act or omission of either Party in breach of this Agreement; (b) such information was received by the Receiving Party, other than under an obligation of confidentiality, from a third party who had no obligation of confidentiality to the other Party; (c) such information was in the possession of the Receiving Party at the time of the disclosure or was independently developed by the Receiving Party, as reflected by the Receiving Party’s internal, written and dated documentation; or (d) an applicable regulation, court order or other legal process requires the disclosure of such information, provided that prior to such disclosure the Disclosing Party will give notice to the other Party so that the other Party may take reasonable steps to oppose or limit such disclosure, so that the Disclosing Party does not disclose any more information than necessary to comply with such legal process. The burden of proof that Confidential Information falls into any one of the above exemptions will be borne by the Party claiming such exemption with documentation or other credible evidence.

1.4 “Control” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

1.5 “Disclosing Party” means a Party that provides Confidential Information to the other Party or the other Party’s Affiliates.

1.6 “Intellectual Property” or “IP” means all algorithms, application programming interfaces (APIs), apparatus, concepts, Confidential Information, data, databases and data collections, designs, diagrams, documentation, drawings, flow charts, formulae, ideas and inventions (whether or not patentable or reduced to practice), know-how, materials, marketing and development plans, marks (including brand names, product names, logos, and slogans, combinations thereof, and other source-identifying devices), methods, models, network configurations and architectures, procedures, processes, protocols, schematics, software code (in any form including source code and executable or object code), including screen displays, screen shots, layouts, user interfaces and “look and feel”, specifications, subroutines, techniques, tools, uniform resource identifiers including uniform resource locators (URLs), user interfaces, web sites, works of authorship, and other forms of technology.

1.7 “Intellectual Property Rights” means any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship throughout the world, including copyrights, moral rights, and mask-works, programs and programming material, including all improvements, enhancements, modifications and derivative works thereof, (b) trademark, service mark, trade dress and trade name rights and similar rights, including the ABCO Trademarks, and associated goodwill, (c) trade secret rights, including the ABCO Data, (d) patents, patent applications and disclosures, inventions conceived (whether patentable or unpatentable and whether or not reduced to practice), and related improvements, modifications or changes, (e) all other intellectual and industrial property rights (of every kind and nature throughout the world and however designated), whether arising by operation of law, contract, license, or otherwise, (f) all registrations, initial applications, renewals, extensions, continuations, continuations-in-part, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing), and (g) all rights to sue for past, current and future infringements of any of the foregoing.

1.8 “Loss” individually, and collectively, “Losses” means all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, legal, accounting and similar expenses), litigation, proceedings, fines, taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, allegations, demands, damages (including, but not limited to, actual, punitive or consequential, foreseen or unforeseen, known or unknown, fixed or contingent, and matured or unmatured), civil and criminal violations of law, settlements and judgments of any kind or nature whatsoever.

1.9 “Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, joint venture, unincorporated organization, governmental, judicial or regulatory body, business unit, division or any other business entity, organization or Governmental Authority.

1.10 “Pre-Existing IP” means any and all Intellectual Property that was owned by a Party as of the Effective Date.

1.11 “Receiving Party” means a Party that receives Confidential Information from the other Party or the other Party’s Affiliates.

1.12 “SOW” or “Statement of Work” means an agreement by and between ABCO and Evolent that contains the detailed description of services, scope, specifications, pricing, implementation plan, timetables, milestones, and other terms and conditions for each procurement of services, as applicable, in a form to be agreed by the Parties.

1.13 “Trademarks” means trade names, trademarks, service marks, logos, domain names and any other source-identifying marks, or combinations thereof (registered and unregistered), used by a Party to designate the source of its products or services.

1.14 “Work Product” means, collectively, any and all completed and in-progress works, inventions, technology, know-how, and intellectual property that are made, conceived, reduced to practice, fixed in a tangible medium of expression, or developed by ABCO or its subcontractors, either alone or jointly with others, in connection with the performance of the services under this Agreement, all tangible embodiments thereof, and associated documentation, and all modifications, enhancements, improvements and derivative works thereof.

2. CONTRIBUTION OBLIGATIONS. The licenses granted, knowledge, and data access rights and services provided in the Original Agreement were made pursuant to ABCO’s contribution obligations under the Master Agreement.

3. EXCLUSIVE LICENSE TO USE THE BUSINESS PLAN.

3.1 License Grant; Scope of License: ABCO hereby grants to Evolent a paid-up, royalty-free, exclusive (subject to a non-exclusive license to ABCO as provided in Section 3.3), perpetual, irrevocable, worldwide, non-assignable and non-transferable (except as provided in Section 15.3) license to use, reproduce, modify and access solely for its internal use only that certain business plan and operating model dated June, 2011, conceived, designed and created by ABCO for Evolent (the “Business Plan”), without a right to sublicense, resell or distribute the Business Plan to third parties, except with the prior written consent of ABCO.

3.2 Further Restrictions: Evolent acknowledges and agrees that the Business Plan is a work of authorship and also contains valuable proprietary ideas, concepts, analysis, research, know-how and other trade secrets. In no event shall Evolent disclose the Business Plan, or make the Business Plan available or accessible to any third party other than to UPMC, except that Evolent may disclose on a limited as-needed basis those pertinent portions of the Business Plan: (a) to customers or prospective customers of Evolent, to the extent reasonably required to propose, promote or perform services for such customers or prospective customers; (b) to third party vendors, contractors or consultants as reasonably required for such third party vendors, contractors or consultants to understand Evolent’s business objectives and requirements in order to effectively provide services to Evolent; (c) to potential lenders, financiers, investors and directors (who are not already employees or contractors of Evolent); or (d) to prospective buyers, their attorneys, consultants and underwriters in connection with the sale or prospective sale of substantially all of the assets or stock or other Change of Control of Evolent; provided that, in each case, Evolent requires such third parties to agree in writing to maintain the confidentiality of the Business Plan.

3.3 Reservation of Rights: Except as expressly stated in this Section 3, no other licenses, express or implied, are granted with respect to the Business Plan, and ABCO retains all Intellectual Property Rights in such Business Plan. Notwithstanding the exclusive license to Evolent under Section 3.1, ABCO retains the perpetual, irrevocable, non-exclusive, worldwide, royalty-free right to use on a reasonable basis those general concepts, analyses, data and other elements of the Business Plan that are not unique to Evolent for ABCO’s internal use only (unless Evolent otherwise agrees in writing in its sole discretion).

4. ASSIGNMENT OF CERTAIN ABCO TRADEMARKS AND NON-EXCLUSIVE LICENSE TO USE CERTAIN OTHER ABCO TRADEMARKS.

4.1 Assignment of Certain Trademarks: ABCO hereby quitclaims, assigns and transfers to Evolent royalty-free any rights, title and interest it may have in and to the following trademarks: “LYRIC HEALTH” and “VPHEALTH” (the “Assigned Trademarks”), and any goodwill associated with the Assigned Trademarks, and all claims for damages by reason of past or current infringement of same, with the right to sue for and collect the same for its own use and enjoyment, and for the use and enjoyment of its successors, assigns or other legal representatives. ABCO DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT, WITH RESPECT TO THE ASSIGNED TRADEMARKS.

4.2 License to Use Certain ABCO Trademarks: Subject to ABCO’s prior review and consent and compliance with Section 4.3, ABCO grants to Evolent a non-exclusive, non-assignable (except as provided in Section 15.3), license during the Term to use certain other ABCO trademarks as listed in Schedule 1 hereto (the “Licensed Trademarks”) to create and distribute co-branded sales/marketing collateral, solely in conjunction with the promotion, marketing and sale of certain Evolent products and services to be mutually agreed by the Parties, subject to the restrictions in Section 4.3. ABCO DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT, WITH RESPECT TO THE LICENSED TRADEMARKS.

4.3 Restrictions: Evolent may not use any of the Licensed Trademarks for any other purpose and in conjunction with any other product or service (unless ABCO consents to such use in writing), except as provided in Section 4.2. Evolent shall use the Licensed Trademarks only in accordance with ABCO’s trademark use guidelines, including requirements as to quality control.

4.4 Reservation of Rights: Except for the license expressly provided in Section 4.2, no other license, express or implied, is granted, and ABCO retains all exclusive rights, title and interest in the Licensed Trademarks, including all goodwill associated with the use of such trademarks. Evolent’s use of the Licensed Trademarks shall inure to the benefit of ABCO.

5. DISCLOSURE AND ACCESS TO CERTAIN PROPRIETARY DATA, ANALYSES, AND OTHER CONTENT.

5.1 Access to Analyses, Data, and Other Proprietary Information: Subject to the confidentiality obligations set forth in Section 9, ABCO agrees to disclose, make available and provide, on a non-exclusive, non-transferable basis (except as provided in Section 15.3), throughout the Term, access to Evolent, for its own internal business purposes only, to enhance Evolent’s client development, targeting and marketing efforts, in connection with prospective clients, conditioned upon and to the extent permitted under law and subject to any contractual limitations, certain analyses, data, expertise, knowledge, know-how and other proprietary information, as follows:

5.1.1 Access to ABCO Expertise, Know-How and Knowledge Base through Key ABCO Experts. Evolent will have from time to time a reasonable level of access during the Term to key members from certain ABCO executive advisors and account management teams, as designated by ABCO’s Relationship Manager, to assist in enabling Evolent to benefit from certain expertise, know-how and knowledge of such ABCO members. Such access and interaction shall take place during normal business hours and shall be scheduled through ABCO’s Relationship Manager as designated under Section 6.4.

5.1.2 Analyses Derived from Use of ABCO Products. Certain analyses developed by ABCO derived from such ABCO products as are mutually agreed upon in writing by ABCO and Evolent to assist Evolent in health system targeting and selection.

5.1.3 Analyses Derived from Employee Health/Crimson Population Risk Management Customer Data. Certain analyses derived from employee health customer data for all participating health systems, for a period of five (5) years from the Effective Date.

5.1.4 Common Clients. With regard to certain data of ABCO’s client base, if Evolent has a prospective client that is already a client of ABCO’s employee health/Crimson Population Risk Management offering, then upon mutual agreement of Evolent and ABCO, to the extent permitted under law and subject to any contractual limitations, ABCO agrees to exercise commercially reasonable efforts to seek its client’s consent to permit ABCO to disclose to Evolent (and Evolent to gain access to) certain data of such client and/or to make use of work or analyses performed by ABCO for such client in order to facilitate Evolent’s efforts to sell Evolent’s services to such prospective client.

5.1.5 Prospective Customer List. That portion of ABCO’s prospective customer list and pipeline information existing as of the Effective Date as identified in Schedule 2 hereto that is pertinent to Evolent’s service offerings.

5.1.6 Data collected through Customer Relationship Manager Tool. Certain proprietary ABCO data concerning its members collected and transformed with the use of ABCO’s customer relationship manager tool.

5.1.7 No Requirement to Disclose ABCO Customer Information or ABCO Confidential Information. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, ABCO shall not be required to disclose any customer information to Evolent where customer or other third party consents are required, unless such customer or any such other third-parties have provided written consent to such disclosure; provided, however, that ABCO shall seek to obtain such third party consent wherever ABCO deems commercially reasonable, and ABCO shall not be required to disclose any Confidential Information except pursuant to the terms and conditions of Section 9.

5.2 Subscription to Certain ABCO Programs: ABCO will provide to Evolent a standard membership in ABCO’s Health Care Industry Council program, at no charge, for a period of five (5) years after the Effective Date, for Evolent’s internal business purposes only.

5.3 Ownership of ABCO Proprietary Information and Data: Evolent acknowledges and agrees that, as between ABCO and Evolent, ABCO has, and shall retain, exclusive ownership to all rights, title, and interest in the ABCO analyses, customer-related data, knowledge and other proprietary information disclosed to Evolent pursuant to this Section 5 (collectively, the “ABCO Data”). For the avoidance of doubt, the ABCO Data shall be deemed part of ABCO’s Confidential Information and subject to the terms and conditions of Section 9.

5.4 Restrictions: In no event shall Evolent disclose, sublicense, resell, distribute or otherwise transfer any of the ABCO Data to any third party except (a) to the customers or prospective customers of Evolent to which such ABCO Data relates, as reasonably required to perform services for such customers or prospective customers (such as in the case when a joint customer of Evolent and ABCO, or a customer of ABCO who also is a prospective customer, may need to understand the basis or rationale for recommendations of the other Party); (b) to third party vendors, contractors or consultants of Evolent as reasonably required for such third party vendors, contractors or consultants to provide services to Evolent; or (c) to prospective buyers, their attorneys, consultants and underwriters in connection with the sale or prospective sale of substantially all of the assets or stock or other Change of Control of Evolent; provided, that in each case, Evolent requires such third parties to agree with ABCO in writing to maintain the confidentiality of the ABCO Data.

6. ACCESS TO AND ASSISTANCE FROM KEY ABCO PERSONNEL AND PRIVILEGED ACCESS. ABCO will also contribute to Evolent the following access rights and other resources and assistance, as follows:

6.1 Privileged Access: For a period of thirty-six (36) months after the Effective Date, ABCO will provide Evolent with “privileged” access to senior executives (including Chief Executive Officers (“CEOs”) and other C-suite executives) of ABCO’s members by facilitating and enabling Evolent’s participation in targeted breakout sessions during the national CEO meeting series that are organized and/or sponsored by ABCO from time to time in order to promote the Evolent platform, in each case in ABCO’s reasonable discretion.

6.2 Assistance in Promotion and Sales Efforts: ABCO will also provide Evolent reasonable assistance in Evolent’s promotional, marketing and sales efforts, as follows:

6.2.1 White Papers. Development and publication of certain “white papers” or articles regarding Evolent during the Term. The Parties shall mutually agree in good faith on the number and frequency of such white papers or articles and on the subject matter and content of such white papers. ABCO shall own all worldwide copyrights and any other Intellectual Property Rights in such white papers, articles or other works of authorship, unless the Parties otherwise agree in writing prior to commencement of the work.

6.2.2 Promotion in Daily Briefings. ABCO would describe and promote Evolent (and its service and product offerings) in its Daily Briefings, and in other communications by ABCO to its membership, in each case in ABCO’s reasonable discretion. The Parties shall mutually agree in good faith on the number, frequency and content of such briefings and communications.

6.3 Designation of Relationship Managers: In order to support the effective use of the Business Plan, the Licensed Trademarks, the ABCO Data, and access to ABCO’s resources made available under this Agreement, each Party agrees to designate a senior level individual who will serve as the primary liaison and “go to” contact and relationship manager for such Party (each, a “Relationship Manager”). Each Party’s Relationship Manager’s role and responsibilities would include: (a) facilitating day-to-day communications between the Parties regarding customer-facing activities, such as marketing, promotional and sales activities and preparing and submitting bids, proposals, responses to requests for proposals, fee estimates, Statements of Work and project plans; (b) receiving and submitting requests between the Parties for information and/or assistance; (c) overseeing the efficient knowledge transfer and flow of information between the Parties, including the exchange of Confidential Information, and the timing and frequency of access to and interaction with the ABCO resources as contemplated under Section 6.2; (d) facilitating communications between the appropriate individuals within Evolent and ABCO, with respect to product and service offering development; and (e) providing the first level of performance review or escalation in the event of a Dispute as provided in Section 14. The Relationship Managers will meet regularly, but no less frequently than monthly, as reasonably necessary, to maintain a good working relationship between the Parties. Each Party may change its Relationship Manager by giving the other Party reasonable notice as long as the change is implemented in a manner that does not cause any significant disruption to each Party’s business operations and business relationship.

7. OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY.

7.1 Pre-Existing Intellectual Property: ABCO shall retain exclusive ownership of all Pre-Existing IP (including the Business Plan and the Licensed Trademarks), the ABCO Data and any improvements, enhancements, modifications and derivative works created by or on behalf of ABCO by any Person other than Evolent and licensed to Evolent under this Agreement (the “Licensed IP”).

7.2 Improvements by Evolent: All improvements, enhancements, modifications and derivative works created by or on behalf of Evolent based on the Licensed IP (except for the Licensed Trademarks and the ABCO Data) and the Assigned Trademarks (collectively, the “Evolent Improvements”) shall be exclusively owned by Evolent. ABCO shall retain ownership of all improvements, enhancements, modifications and derivative works based on the Licensed Trademarks and the ABCO Data. ABCO agrees to execute all documents and to perform (and to cause its employees to execute all documents and to perform), and use commercially reasonable efforts to cause its subcontractors and the employees of its subcontractors to execute all documents and to perform, during and after the Term, any and all acts reasonably necessary or desirable by Evolent to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing the Intellectual Property Rights in the Evolent Improvements, and/or ABCO’s assignments herein, worldwide, under applicable laws.

7.3 Prosecution and Maintenance; Enforcement of Intellectual Property Rights:

7.3.1 Prosecution and Maintenance of IP. Evolent shall have the sole right, but not the obligation, to file, prosecute and maintain, in the United States and in any foreign countries, if applicable, patents and patent applications (provided that any such patent applications shall not disclose any Confidential Information or other proprietary information or trade secrets of ABCO), trademark and copyright registrations and applications, relating to any of the Assigned Trademarks or the Evolent Improvements. With respect to the Assigned Trademarks and the Evolent Improvements, as between Evolent and ABCO, all issued patents, trademark and copyright applications and registrations thereof, shall be in the name of Evolent and owned exclusively by Evolent.

7.3.2 Enforcement of Intellectual Property Rights against Third Parties. The Parties shall inform each other of any known or discovered infringement or misappropriation on the part of any unlicensed third party of the Licensed IP or other IP developed by or for Evolent pursuant to this Agreement. ABCO will undertake all reasonable and appropriate action to stop such infringement or misappropriation of the Licensed IP (except for the Business Plan and the Licensed Trademarks) under this Agreement. In the event that ABCO is unable to cause such infringement or misappropriation to stop and decides not to pursue an action against the third party for such infringement or misappropriation, ABCO agrees that it will authorize Evolent to bring action on its behalf, and the Parties shall mutually agree on sharing the cost of such action. For the avoidance of doubt, ABCO does not have any obligation or duty, including enforcement, or liability with respect to the Business Plan, the Assigned Trademarks or the Licensed Trademarks.

7.4 [Intentionally Omitted].

8. ROYALTY-FREE LICENSES; ALLOCATION OF EQUITY. The licenses granted under this Agreement and the access to certain ABCO Data and other proprietary information, and other right to access analyses and other information are provided on a paid-up and royalty-free basis in consideration for the equity allocation to ABCO as provided in the Series A Preferred Stock Purchase Agreement entered into by UPMC, ABCO and Evolent contemporaneously with the Original Agreement.

9. CONFIDENTIALITY.

9.1 Confidential Information: ABCO acknowledges that, in connection with its rights and obligations under this Agreement, it may gain access to the Confidential Information of Evolent and its customers and Affiliates. Evolent acknowledges that, in connection with its rights and obligations under this Agreement, it may gain access to the Confidential Information of ABCO and its customers and Affiliates, including the ABCO Data and all proprietary customer-related information to the extent referenced in Sections 5 and 6.

9.2 Non Disclosure: The Receiving Party may disclose the Disclosing Party’s Confidential Information strictly on a need-to-know basis to only those personnel, including employees of the Receiving Party’s contractors, who require access to the Disclosing Party’s Confidential Information in order to perform or derive benefit from the services performed under this Agreement or otherwise meet its obligations under this Agreement. The Receiving Party agrees: (a) to hold the Disclosing Party’s Confidential Information in strict confidence, using the same degree (but no less than a reasonable degree) of care and protection that it exercises with its own Confidential Information of a similar nature; (b) not to directly or indirectly disclose or otherwise make available any Confidential Information of the Disclosing Party to a third party; and (c) not to copy or use the Disclosing Party’s Confidential Information for any purpose other than as necessary to fulfill the Receiving Party’s obligations or exercise its rights under this Agreement. Each Receiving Party is responsible for ensuring that its employees, agents and contractors strictly abide by the requirements of confidentiality and restrictions on use as provided in this Section 9.2 and shall be liable to the Disclosing Party for any acts or omissions of its employees, agents and independent contractors relating to the Disclosing Party’s Confidential Information. The Receiving Party is allowed to disclose Confidential Information of the Disclosing Party to the extent required by law or by the order or a court of similar judicial or administrative body with jurisdiction, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure. The provisions of this Section 9 shall survive beyond the expiration or termination of this Agreement.

9.3 Injunctive Relief: The Parties acknowledge and agree that monetary damages may be inadequate to compensate for a breach of the provisions contained in this Section 9 or other confidentiality provisions of this Agreement. In the event of such breach, the injured Party shall be entitled to seek injunctive relief (without the need to post bond) and any and all other remedies available at law or in equity. This Section 9.3 in no way limits the liability or damages that may be assessed against a Party in the event of a breach by the other Party of any of the provisions of this Section 9.

9.4 Residuals: Notwithstanding anything in this Section 8 to the contrary, subject to any applicable statutory intellectual property rights applicable to patents, trademarks or copyrights, either Party may use “Residuals” for any purpose, including without limitation, for use in development, manufacture, promotion, sale and maintenance of its products and services; provided, however, that this right to Residuals does not represent a license under any patents, copyrights or trademarks of the Disclosing Party. The term “Residuals” means any information that is retained in the unaided memories of the Receiving Party’s employees who have had access to the Disclosing Party’s Confidential Information pursuant to the terms of this Agreement.

10. WARRANTIES.

10.1 Authority/No Conflict: ABCO represents and warrants that (a) it has the power and authority to enter into and perform its obligations under this Agreement without conflict with, default under, or violation of any law, regulation, or agreement binding upon it, and (b) this Agreement has been duly authorized by all necessary organizational action, and duly and validly executed and delivered by it, and constitutes its legally valid and binding obligation, enforceable in accordance with its terms.

10.2 Non-Infringement: ABCO represents, warrants, and covenants as of the Effective Date that the Business Plan provided by ABCO pursuant to this Agreement was an original work and was developed by ABCO employees or its contractors.

10.3 Compliance with Laws/Approvals: ABCO shall comply in all material respects with all laws and regulations applicable to ABCO in performing its obligations under this Agreement. To the extent applicable, ABCO shall be responsible for obtaining all necessary permits, licenses, and consents, including governmental approvals, required of ABCO and its contractors in connection with the performance of its obligations under this Agreement.

10.4 Limitations of Warranty: EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL LICENSED IP, AND MODIFICATIONS, ENHANCEMENTS, IMPROVEMENTS AND/OR DERIVATIVE WORKS THAT ARE PROVIDED BY ABCO HEREUNDER, ARE OFFERED ON AN “AS-IS” BASIS AND ABCO MAKES NO OTHER WARRANTY OR REPRESENTATION, ORAL, WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO SUCH LICENSED IP, INCLUDING WITHOUT LIMITATION, THEIR QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, UNINTERRUPTED OR ERROR-FREE OPERATION OR OTHERWISE HEREUNDER. The disclaimer of warranties and limitations set forth in this Agreement constitute an essential part of this Agreement.

11. INDEMNIFICATION.

11.1 IP Indemnification: ABCO shall defend, indemnify and hold harmless Evolent and its Affiliates (other than ABCO), customers, and their respective officers, directors, and employees from and against any Losses resulting from a claim that any of the Licensed IP (excluding the Business Plan, the Assigned Trademarks or the Licensed Trademarks) from ABCO under this Agreement infringes or misappropriates a third party’s intellectual property rights. ABCO shall also modify the allegedly infringing Licensed IP to make it non- infringing, procure a license from the third party claiming infringement to permit Evolent to continue to use the Licensed IP, or provide Evolent with functionally equivalent and non- infringing new Licensed IP.

11.2	General Indemnification:

11.2.1 ABCO’s Indemnification. ABCO hereby agrees to indemnify, defend, and hold Evolent and its Affiliates (other than ABCO), and all of their respective directors, officers, members, managers, partners, employees, agents, successors and assigns, harmless from and against any Losses arising from or related to: (a) the material breach of this Agreement by ABCO or its personnel (including contractors); (b) breach of any of ABCO’s representations, warranties, and covenants in this Agreement; or (c) negligence or willful misconduct by ABCO or its personnel (including contractors). THIS SECTION 11.2.1 SETS FORTH ABCO’S SOLE AND EXCLUSIVE LIABILITY, AND EVOLENT’S SOLE AND EXCLUSIVE REMEDY, FOR ALLEGATIONS OR CLAIMS INFRINGEMENT OF THIRD PARTY RIGHTS OF ANY KIND ASSERTED AGAINST EVOLENT.

11.2.2 Evolent’s Indemnification. Evolent hereby agrees to indemnify, defend, and hold ABCO and its Affiliates (other than Evolent), and all of their respective directors, officers, members, managers, partners, employees, agents, successors and assigns, harmless from and against any Losses arising from or related to: (a) the material breach of this Agreement, including any or all SOWs, by Evolent or its personnel (including contractors); (b) breach of any of Evolent’s representations, warranties, and covenants in this Agreement; or (c) negligence or willful misconduct by Evolent or its personnel (including contractors). THIS SECTION 11.2.2 SETS FORTH EVOLENT’s SOLE AND EXCLUSIVE LIABILITY, AND ABCO’s SOLE AND EXCLUSIVE REMEDY FOR

ALLEGATIONS OR CLAIMS INFRINGEMENT OF THIRD PARTY RIGHTS OF ANY KIND ASSERTED AGAINST ABCO.

11.3 Indemnification Procedure:

11.3.1 Notice of Claim. A Party seeking indemnification hereunder (the “Indemnitee”) shall notify the Party liable for such indemnification (the “Indemnitor”) in writing of any event, omission or occurrence that the Indemnitee has determined has given or could give rise to Losses that are indemnifiable hereunder (such written notice being hereinafter referred to as a “Notice of Claims”). Such Notice of Claims shall be given promptly after the Indemnitee becomes aware of its own claim or that of a third party; provided that the failure of any Indemnitee to give notice as provided in this Section 11.3.1 shall not relieve the Indemnitor of its obligations under this Section 11. A Notice of Claims shall specify in reasonable detail the nature and any particulars of the event, omission, or occurrence giving rise to a right of indemnification. The Indemnitor shall satisfy its obligations hereunder, as the case may be, within thirty (30) days of its receipt of a Notice of Claims; provided, however, that so long as the Indemnitor is in good faith defending a claim pursuant to Section 11.3.2, its obligation to indemnify the Indemnitee with respect thereto shall be suspended.

11.3.2 Process. With respect to any third party claim, demand, suit, action, or proceeding that is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest, or otherwise protect against any such claim, demand, suit, action, or proceeding with legal counsel of its own selection (and reasonably acceptable to the Indemnitee). The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims it may have. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitee shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action, or proceeding, the Indemnitee shall have the right, but not the obligation, to defend, contest, assert cross claims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit, or action or any compromise or settlement thereof. The Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to any such third party claim, demand, suit, action or proceeding without the prior written consent of the Indemnitee, which will not be unreasonably withheld, and provided that no settlement shall require the Indemnitee to admit liability, or perform or become subject to additional obligations thereunder.

12. LIMITS OF LIABILITY. EXCEPT WITH RESPECT TO ABCO’S INDEMNIFICATION OBLIGATION FOR INFRINGEMENT UNDER SECTION 11.1, OR BREACH BY EITHER PARTY OF THE OTHER PARTY’S CONFIDENTIAL INFORMATION UNDER SECTION 9, NEITHER EVOLENT NOR ABCO SHALL BE

LIABLE FOR, NOR WILL THE MEASURE OF DAMAGES INCLUDE, ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR AMOUNTS INCLUDING WITHOUT LIMITATION FOR LOSS OF INCOME, PROFITS, SAVINGS, LOSS OF DATA, OR COST OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, ARISING OUT OF OR RELATING TO ITS PERFORMANCE UNDER THIS AGREEMENT UNDER ANY CAUSE OF ACTION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY’S LIABILITY EXCEED THE LESSER OF FIVE MILLION DOLLARS ($5,000,000) OR THE VALUE OF THE LICENSED IP AS DETERMINED ON THE EFFECTIVE DATE.

13. TERM AND RENEWAL; TERMINATION.

13.1 Term: The initial term of this Agreement shall commence on the Effective Date and unless sooner terminated for uncured or uncurable material breach only shall continue for five (5) years thereafter (“Initial Term”). Thereafter, this Agreement shall automatically be renewed for another five-year term (“Renewal Term”) unless either Party elects to terminate this Agreement by providing the other Party with written notice of termination one hundred eighty (180) days prior to the expiration of the current term. (“Initial Term” and “Renewal Term” collectively, the “Term”).

13.2 Termination for Cause: Either Party shall have the right to terminate this Agreement in the event the other Party materially violates a material provision of the Agreement and such violation is not cured or cannot be cured within thirty (30) days after written notice of such material violation.

13.3 Survival: The rights and obligations contained in Sections 1, 3, 4.1, 4.4, 5.3, 5.4, 7.1, 7.2, 7.3, 8, 9, 10.4, 12, 13.3, 14 and 15 shall survive any termination or expiration of this Agreement.

14. ESCALATION; DISPUTE RESOLUTION. Subject to the terms of Section 14.5, the procedures of this Section 14 will control the resolution of any and all disputes between the Parties including, without limitation, any dispute relating to disputed monies owing or breach of warranty (each, a “Dispute”). The Parties will seek to resolve each Dispute as follows:

14.1 First Level Performance Review: Each Party’s Relationship Manager will meet as often as will reasonably be required by either Party to review the performance of either Party under this Agreement and to resolve the Dispute. If these representatives are unable to resolve the Dispute within ten (10) business days after the initial request for a meeting, then the Parties will submit the Dispute to an executive level performance review as provided in Section 14.2.

14.2 Executive Level Performance Review: Face-to-face negotiations will be conducted by a senior executive officer of each Party (or such other executive as a Party may designate). If these representatives are unable to resolve the Dispute within five (5) business days after the Parties have commenced negotiations or ten (10) business days have passed since the initial request for a meeting at this level, then the Parties may jointly engage the services of a third party mediator.

14.3 Arbitration: If the Parties are unable to resolve the Dispute through the alternative mechanisms described above, the Parties shall submit the Dispute for resolution through binding arbitration, except as otherwise provided in Section 14.5. The Parties agree and consent to such arbitration proceeding taking place in Wilmington, Delaware, and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that discovery may be had in accordance with the Federal Rules of Civil Procedure. The Parties shall be permitted at least 6 months from the date of the filing of the Arbitration Demand to conduct discovery. The arbitration proceedings shall be conducted by a panel of three (3) impartial arbitrators, with each Party selecting one of the impartial arbitrators and those two arbitrators then selecting the third impartial arbitrator, all such selections to be made through the procedures of the American Arbitration Association. At least one arbitrator must be an attorney licensed under the laws of Pennsylvania and at least one arbitrator (may be the same Person as the Pennsylvania attorney) must have direct and substantial experience in the industry pertinent to the subject matter of the Dispute. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, in rendering its decision, the arbitrators shall be bound by the laws of the Commonwealth of Pennsylvania (without regard to its conflicts of laws provisions) and by the terms and conditions of this Agreement setting forth the rights and responsibilities of the Parties. The decision of the arbitration panel shall be accompanied by a written opinion setting forth the factual and legal bases for the award. The arbitrators shall issue such written decision within thirty (30) days of the conclusion of the arbitration hearing. The arbitrators appointed hereunder shall not have the power to award punitive damages. Service of a petition to confirm the arbitration award may be made by United States mail, postage prepaid, or by any regularly conducted commercial express mail service, to the attorney for the Party or, if not so represented, to the Party at the address set forth herein, or to the Party’s last known business address. The prevailing Party in any action related to or arising under this Agreement shall be entitled to reasonable attorneys’ fees and costs.

14.3.1 For any Dispute in which the amount in controversy is at least One Million Dollars ($1,000,000), the following additional procedures apply:

(a) a certified court reporter shall transcribe the arbitration hearings. The Parties initially split the cost of the reporter, but such costs shall ultimately be awarded to the Party prevailing in the arbitration proceeding; and

(b) either Party may take an appeal from the final decision by making a written demand within twenty (20) days of the award.

14.3.2 Any such appeal shall be conducted as follows:

(a) such appeals are limited to issues of law (i.e., the original award (1) contains material errors of law such that the original award is not founded on any appropriate legal basis; (2) is based on factual findings clearly unsupported by the record; or (3) is subject to one or more grounds set forth in Section 10 of the Federal Arbitration Act or 42 Pa. C.S.A. §7341 for vacating an award);

(b) the Person hearing the appeal shall be a former federal judge mutually agreed to by the Parties or selected through the procedures of the American Arbitration Association. The former judge shall act as the appellate arbitrator;

(c) the submissions on appeal are limited to (1) the record of the arbitration, (2) a 30-page brief by the appellant, (3) a 30-page brief by the appellee, and (4) a 10-page response by the appellant. The appellate arbitrator will set the dates for submission of the briefs. Oral argument may be heard at the discretion of the appellate arbitrator;

(d) the appellate arbitrator shall render a written decision within 60 days of the final submission;

(e) during the pendency of the arbitration appeal, the Parties agree to suspend any running of the time to seek enforcement of the original award. The Parties also agree to waive any appeal to state or federal courts based on the grounds set forth in Section 10 of the Federal Arbitration Act for vacating an award and 42 Pa. C.S.A. § 7341;

(f) the appellate arbitrator must award costs and attorneys’ fees to the prevailing Party; and

(g) the decision of the appellate arbitrator shall be final.

14.4 Continued Performance: Each Party acknowledges that the timely and complete performance of its obligations pursuant to this Agreement is critical to the business and operations of the other Party. Accordingly, in the event of a Dispute, each Party shall continue to so perform all of its obligations under this Agreement, in good faith during the resolution of such Dispute unless and until (a) authority to stop doing so is granted or conferred by a court of competent jurisdiction or (b) this Agreement is terminated in accordance with the provisions hereof.

14.5 Equitable Relief: Notwithstanding anything contained in this Agreement to the contrary, the Parties will be entitled to seek injunctive relief, specific performance or other equitable relief whenever the facts or circumstances would permit a Party to seek equitable relief in a court of competent jurisdiction.

15. MISCELLANEOUS PROVISIONS.

15.1 Good Faith and Mutual Agreement: Unless otherwise expressly stated in such provision, if a provision in this Agreement calls for the consent of a Party or the mutual agreement of the Parties, the Parties agree that each will act in good faith, will not unreasonably withhold their consent and that deference shall be given to the other Party’s reasonable business requirements, and the requirements of the Parties’ respective regulators and internal controls procedures.

15.2 Independent Contractor: The relationship of ABCO to Evolent shall at all times be that of an independent contractor. Nothing in this Agreement shall be construed to create any partnership, association, joint venture, or employment between the Parties. Each Party shall have the sole and exclusive control over the labor and employee relations policies and policies relating to wages, hours, working conditions, benefits, or other conditions of its personnel and shall be responsible and liable for the acts and omissions of its employees, agents and contractors.

15.3 Assignability: Evolent has entered into this Agreement because of the expertise of ABCO, and ABCO understands that the obligations of ABCO are personal to ABCO and may not be assigned to any other company, partnership, or individual without the express written consent of Evolent; provided, however, that no consent shall be required if an assignment is made in connection with a sale of all or substantially all of ABCO’s assets or stock, or in connection with a merger or Change of Control. Evolent may assign this Agreement (including the licenses granted pursuant to this Agreement) to any Affiliate of Evolent as part of an internal reorganization or in connection with a sale of substantially all of its assets or stock, or in connection with a merger or Change of Control.

15.4 Governing Law and Jurisdiction: This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to that state or any other state’s conflicts of law rules. Each Party irrevocably consents to the personal jurisdiction of the state and federal courts located in Wilmington, Delaware for any suit or action arising from or related to this Agreement.

15.5 Force Majeure: Neither Party shall be deemed in default of this Agreement to the extent that performance of their obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, or any other cause beyond the control of such Party provided that such Party gives the other Party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its commercially reasonable efforts to cure any such breach.

15.6 Entire Agreement: This Agreement and its exhibits, schedules, and attachments constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede all prior written or oral representations with respect to the subject matter hereof. This Agreement may not be modified, amended, or otherwise changed in any manner except by a written instrument executed by the Party against whom enforcement is sought.

15.7 Cumulative Remedies: Except as expressly provided in this Agreement, (a) remedies for breach are cumulative and may be exercised separately or concurrently, (b) the exercise of one remedy is not an election of that remedy to the exclusion of others, and (c) the provision for any remedy in this Agreement shall not affect remedies otherwise available at law or in equity.

15.8 No Third Party Beneficiaries: The Parties do not intend that this Agreement creates any right or cause of action in or on behalf of any Person other than Evolent and ABCO.

15.9 Headings: Section headings have been included in this Agreement merely for convenience of reference. They are not to be considered part of, or to be used in interpreting this Agreement.

15.10 Binding Effect: The covenants and conditions contained herein will apply to and bind the successors, representatives, and permitted assigns of the Parties.

15.11 Expenses: Each Party shall be responsible for its own legal, accounting and other transaction costs relating to the transactions contemplated in this Agreement.

15.12 Notices: All notices required to be given hereunder shall be in writing and given hereunder, as elected by the Party giving notice, as follows: (a) by personal delivery, (b) sent by overnight courier with confirmation of receipt, or (c) dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the Parties as follows.

If to Evolent:	Evolent Health, Inc. 800 N. Glebe Road, Suite 500 Arlington, VA 22203 Attention: President

If to ABCO:	The Advisory Board Company 2445 M St., NW Washington, D.C. 20037 Attn.: Evan R. Farber, General Counsel

Notice shall be deemed given (a) on the date of receipt if delivered personally; (b) on the business day following delivery of such notice to the overnight courier; or (c) three (3) business days after deposit in the mail in accordance with the foregoing. Either Party may change the address to which to send notices by notifying the other Party of such change of address in writing in accordance with the foregoing.

15.13 Press Releases: No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by ABCO or Evolent without the prior written consent of both Parties; provided, however, that nothing herein shall prevent a Party from supplying such information or making statements as required by governmental authority or in order for a Party to satisfy its legal obligations (prompt notice of which shall in any such case be given to the other Party).

15.14 Use of Trademarks: Except as otherwise provided in this Section 15.14 and in Section 4, neither Party shall have the right to use the other Party’s Trademarks for any purpose, except upon the other Party’s prior written consent. To the extent that the use of ABCO’s and/or Evolent’s Trademarks, as applicable, are reasonably necessary for the effective marketing and promotion by Evolent and ABCO of the products and services contemplated under this Agreement, each Party shall grant to the other Party a non-exclusive, royalty-free, non-assignable license, throughout the Term, and in the manner set forth in the respective Service Agreements, to use certain of the other Party’s Trademarks, as applicable, and subject to each Party complying with the other Party’s trademark use guidelines for such Party’s Trademarks. For the avoidance of doubt, nothing in this Section 15.14 or Section 15.13 shall be construed to preclude Evolent from making statements or other representations (in any format, including electronic) to its customers and prospective customers in the ordinary course of its business operations that Evolent’s products and services are based upon or make use of the Licensed IP, in a manner consistent with this Agreement and applicable laws.

15.15 Severability: Any terms or provisions of this Agreement that shall prove to be invalid, void or illegal shall in no way affect, impair, or invalidate any other term or provision herein and such remaining terms and provisions shall remain in full force and effect provided that its general purposes are still reasonably capable of being effected. All such terms or provisions which are determined by a court of competent jurisdiction or other dispute resolution proceeding to be invalid, void or illegal shall be construed and limited so as to allow the maximum effect permissible by law.

15.16 Waiver: The waiver by either Party to this Agreement of any one or more defaults, if any, on the part of the other, shall not be construed to operate as a waiver of any other or future defaults under the same or different terms, conditions or covenants contained in this Agreement.

15.17 Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement binding all of the Parties hereto, notwithstanding both of the Parties are not signatory to the original or the same counterpart. Signatures sent by facsimile or electronic transmission shall be deemed to be originals for all purposes of this Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

THE ADVISORY BOARD COMPANY		EVOLENT HEALTH, INC.

/s/ Evan Farber

By:	Evan Farber	By:

Its:	General Counsel	Its:

[Signature Page to Amended and Restated Intellectual Property License and Data Access Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

THE ADVISORY BOARD COMPANY	EVOLENT HEALTH, INC.

/s/ Frank Williams

By:	By:	Frank Williams

Its:	Its:	COO

[Signature Page to Amended and Restated Intellectual Property License and Data Access Agreement]

LIST OF SCHEDULES

Schedules

Schedule 1: Licensed Trademarks

Schedule 2: ABCO Customer Pipeline

Schedule 1

Licensed Trademarks

[“VPHEALTH”]

Schedule 2

ABCO Customer Pipeline

Duke University Health System

MedStar Health

Indiana University Health

Inova Health System

Memorial Hermann Healthcare System

Baylor Health Care System

Bon Secours Health System

Advocate Health Care

Sharp Healthcare

Geisinger Health System

Seton Health

Catholic Healthcare West

Cedars-Sinai Health System

Ochsner Health System